MAA Announces Acquisitions

MEMPHIS, Tenn., Dec. 12, 2011 /PRNewswire/ -- MAA (NYSE: MAA) announced today that it has completed the acquisitions of Palisades at Chenal Valley, a 248-unit apartment community located in Little Rock, Arkansas and The River's Walk at Celebrate Virginia, a 232-unit apartment community located in Fredericksburg, Virginia.

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Palisades at Chenal Valley was developed in 2006 and is located within the master-planned Chenal Valley development which offers extensive outdoor recreation venues, medical and professional employment centers, upper end shopping and the area's finest golf venues. The community offers upscale amenities including a resort-style pool with outdoor grill, a billiards room and a walking trail. Units average 1,181 square feet and include 9' ceilings, garden tubs and crown molding.

River's Walk at Celebrate Virginia, formerly The Haven at Celebrate Virginia, was developed in 2011 as the first garden-style Virginia apartment community to receive the National Association of Home Builders Green Designation. The Property is located in the 2,400-acre mixed-use Celebrate Virginia planned unit development which boasts award winning schools, high-end retail and entertainment venues and is located near large employers. Located just off I-95, the community also provides easy access to major employment centers in Washington and Richmond, Virginia. The community offers upscale amenities including a saline pool, outdoor fireplace and cabana and movie theatre. The units offer 9' ceilings, island kitchens with granite countertops, full washer and dryer sets and screened porches.

Commenting on the announcement, Al Campbell, EVP and CFO said, "We are excited to be expanding our operations in the Northern Virginia area. This newest investment is located a short drive from several major employment centers including the GEICO Campus, the University of Mary Washington and the Mary Washington Hospital. Additionally, the property provides close access to the Virginia Railway Express, a commuter rail service connecting Fredericksburg, VA to Washington, D.C. Both of these high quality and stabilized acquisitions are expected to be accretive to next year's earnings and shareholder net present value."

The acquisitions totaled approximately $67.5 million and were funded by borrowings under the company's current credit facilities and common stock issuances through MAA's at-the-market program.

About MAA

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 49,407 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated acquisition and economic performance results. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com